Exhibit 4.3

TRUST AGREEMENT

This TRUST AGREEMENT, dated as of                      (this “Trust Agreement”), between Wachovia Corporation, as “Depositor,” and U.S. Bank Trust National Association, a Delaware banking corporation, as the Delaware trustee (the “Trustee”). The Depositor and the Trustee hereby agree as follows:

1. The trust created hereby shall be known as “Wachovia Capital Trust [    ],” in which name the Trustee, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2. The Depositor hereby assigns, transfers conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitutes a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Statutory Trust Act.

3. The Depositor and the Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party and substantially in the form included as an exhibit to the 1933 Act Registration Statement (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Trust Preferred Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

4. The Depositor, as the depositor of the Trust, is hereby authorized (i) to file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) the Registration Statement on Form S-3 or other appropriate form (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments to the 1933 Act Registration Statement (including any preliminary prospectus, prospectus or prospectus supplements, and the exhibits contained therein), relating to the registration under the Securities Act of 1933, as amended, of the Trust Preferred Securities of the Trust and possibly certain other securities and (b) a Registration Statement on Form 8-A or other appropriate form (the “1934 Act Registration Statement”) (including all pre-effective and post-effective amendments thereto) relating to the registration of the Trust Preferred Securities of the Trust under the Securities Exchange Act of 1934, as amended; (ii) to file with the New York Stock Exchange or any other national stock exchange or The Nasdaq National Market (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Trust Preferred Securities to be listed on any of the Exchanges; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Trust Preferred Securities under the securities or “Blue Sky” laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Trust Preferred Securities; and (v) to execute on behalf of the Trust that certain Underwriting Agreement relating to the Trust Preferred Securities, among the Trust, the Depositor and the several Underwriters named therein, substantially in the form included as an exhibit to the 1933 Act Registration Statement. In the event that any filing referred to in clauses (i), (ii) and (iii) above is required by the rules and regulations of the Commission, an Exchange or state securities or blue sky laws, to be executed on behalf of the Trust by the Trustee, U.S. Bank Trust National Association, in its capacity as trustee of the Trust, is hereby authorized and directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing.

5. This Trust Agreement may be executed in one or more counterparts.

6. The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Statutory Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any Trustee at any time. A Trustee may resign upon thirty (30) days’ prior notice to the Depositor.

7. The Depositor hereby agrees to (i) reimburse the Trustee for all reasonable expenses actually incurred (including reasonable fees and expenses of counsel and other experts), and (ii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever actually incurred (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.

8. The Depositor may, in its sole discretion, dissolve and terminate the Trust.

9. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

WACHOVIA CORPORATION, as Depositor

By:
Name:
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Delaware Trustee

By:
Name:
Title:

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